Exhibit 10.1

PROFESSIONAL SERVICE AGREEMENT

1.     Purpose

This Professional Service Agreement (“Agreement”) dated as of August 13, 2014 is entered into between Helios and Matheson Analytics Inc. (hereinafter "HMNY"), having offices at Empire State Building, 350 5th Avenue, Suite # 7520, New York, NY 10118, and Helios and Matheson Information Technology Limited (herein after "HMIT"), having its offices located at Heliopolis, 4th floor, Crest, Phase II, Ascendas International Tech Park, CSIR Road, Taramani, Chennai-600113, India. HMIT and HMNY are sometimes referred to herein individually as a “party” or collectively as the “parties”. The purpose of this Agreement is to document the Services, as defined below, that have been provided by HMIT to HMNY since February 24, 2014 and the Services that will continue to be provided by HMIT to HMNY, as set forth herein.

2.     Term

This Agreement shall continue until terminated by either party in accordance with Section 9 below (the “Term”).

3.     Description of Services – Deliverable

Among the clients HMNY services are clients who may need offshore support for their operations. For those clients who need offshore support, HMNY may engage one or more of the below services of HMIT:

a.	HMIT has, and shall continue to, hire employees (the “Consultants”) on HMIT’s payroll based on requirements provided to HMIT by HMNY or HMNY’s clients.
b.	HMIT has, and shall continue to, provide managerial supervision to the Consultants.
c.	HMIT has, and shall continue to, maintain a facility compliant with all of the requirements provided to HMIT by HMNY or HMNY’s clients.
d.

HMIT has, and shall continue to, provide full Infrastructure and IT support services to the Consultants which support services are required to ensure service delivery to HMNY’s clients. An indicative list is as follows:

(i)	HMIT will provide a working environment for the Consultants in one of HMIT’s facilities (which may be owned or leased for the purpose), as approved by HMNY.
(ii)	HMIT’s team will interact closely with the Consultants to ensure these services are provided.
(iii)

HMIT will provide computers, firewall router switch etc., broad band bandwidth, VOIP lines, servers, work stations and all related amenities, and the technical and non-technical support required to provide the Consultants with the working environment necessary to serve HMNY or HMNY’s clients efficiently and which meet all of the requirements of HMNY or HMNY’s clients, as those requirements have been communicated to HMIT.

The foregoing shall be referred to in this Agreement as the “Services”.

4. HMNY Responsibilities

a.

HMNY shall provide to HMIT relevant contracts with HMNY’s clients (or relevant extracts of the same) for the purpose of ensuring HMIT’s compliance with the requirements of the contracts, as required by Section 3(d)(iii) above, Section 6, 8(b) below.

b.	HMNY shall keep HMIT informed of any changes that will impact the Consultants and the usage of HMIT’s infrastructure and the Services provided under this Agreement.
c.	HMNY shall keep HMIT informed in advance of any additional manpower required by HMNY or HMNY’s clients.

5. Personnel

a.      Project Staff. HMIT shall provide experienced personnel with suitable knowledge to perform the Services. All HMIT personnel assigned to perform the Services shall have been fully briefed on his/her obligations related to confidentiality, ownership of intellectual property rights, as more fully described elsewhere in this Agreement, and HMNY’s rules and regulations for on-site or offsite Services, all of which shall be made available to HMIT. HMIT represents and warrants that it will, to the maximum extent possible, take all necessary steps to assure continuity over time of the membership of the group constituting HMIT’s project staff. HMIT shall promptly fill any staff vacancy with personnel having qualifications at least equivalent to those of the project staff member(s) being replaced. Certain HMIT personnel may be designated by the parties as “Key Personnel.” Key Personnel may not be replaced or reassigned without HMNY clients’ prior written consent.

b.      Background Screening of Consultants. HMIT shall adopt and maintain a background screening program and related personnel policies reasonably designed to ensure that qualified personnel will provide the Services. HMIT shall ensure that all personnel, including its subcontractors, have successfully passed all requisite and appropriate background screenings prior to providing the Services. HMNY or HMNY’s clients may define and update the requirements of background verifications, from time to time.

6. Non-Disclosure and Non-Use of Information

This section shall be governed by the relevant provisions of the relevant HMNY client contract.

7. Compliance Review.

a.     Review of Premises. HMNY’s Client may visit HMIT’s premises, with reasonable prior notice and during normal business hours, to review HMIT’s compliance with the terms of this Agreement.

8. Fees, Invoicing and Expenses

a.      Compensation. HMNY agrees to pay HMIT for the Services, monthly. Any work performed by HMIT and not specifically authorized by HMNY’s Client in writing shall be considered gratuitous and HMIT shall have no right or claim whatsoever to any form of compensation. Fees payable are stated below:

(i)      Compensation cost of the Consultants (at actuals).

(ii)     Infrastructure and administrative costs for secure ODC - fixed amount of $500 per Consultant per month or proportionately for part of the month.

b.      Expenses. This section shall be governed by the relevant provisions of the relevant HMNY client contract.

c.      Taxes. HMIT shall be responsible for any sales, service, value-added, use, excise, consumption, import/export, and any other taxes and duties on the goods or services it purchases, consumes or uses in providing the Services, if any, and HMIT’s acquisition or use of such goods or services and the amount of tax is measured by HMIT’s costs in acquiring such goods or services. The parties shall reasonably cooperate to more accurately determine each party’s tax liability and to minimize such liability to the extent legally permissible. For the avoidance of doubt, HMIT shall be responsible for any change in taxation initiated by any governmental authority or jurisdiction relevant to HMIT’s performance of the Agreement. HMIT will pay, and hold HMNY harmless from and against, any penalty, interest, or additional tax that may be assessed or levied as a result of the failure or delay of HMIT or its personnel to file any return or information required by law, rule, or regulation. HMIT and HMNY will provide reasonable assistance to the other party should the party contest any taxes imposed on it which result from this Agreement.

d.      Invoice Procedures. All invoices shall be submitted to the address set forth on the signature page or via e-mail to invoices@hmny.com. Invoices must include (i) actual compensation cost of each Consultant as annexure and the period of time to which the invoice pertains, (ii) a brief description of the Services performed and/or work product delivered during the billing period, (iii) the time spent by each Consultant, as approved by HMNY or HMNY’s client, in performing the Services and the applicable hourly rate charged by the Consultant for the Services if compensation is based on an hourly rate, (iv) an itemization of all expenses incurred during the preceding month for which reimbursement is sought along with supporting documentation, receipts, and backup reasonably sufficient to demonstrate the propriety of each item. Each invoice must include an invoice number and date as well as a remittance address. HMNY will pay a properly submitted (in accordance with the above requirements) and undisputed itemized invoice within thirty (30) days of receipt. Payment of an invoice shall not constitute acceptance of the Services and/or work product.

9. Termination of Services

This Agreement may also be terminated as follows:

a.     Termination for Convenience. Either party shall have the right to elect to terminate the Agreement, at any time, by providing other party with ninety (90) days prior written notice of said election.

b.      Termination by Either Party for Material Breach and Bankruptcy. Either party may terminate this Agreement (or any part thereof) upon written notice (a) if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice specifying the breach in detail or (b) if either Party files a petition for relief under any bankruptcy legislation, if any involuntary petition thereunder should be filed against either Party and the same not be dismissed within thirty (30) days, if either Party is adjudicated a bankrupt or if either Party makes an assignment for the benefit of creditors.

10. Miscellaneous

a.      Severability. If any provisions of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, or the application of such provisions or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

b.      Survival. The provisions of this Agreement regarding the Term, Termination, Non-Disclosure and Non-Use of Information, and Miscellaneous will survive the expiration or termination of this Agreement or any applicable Statement of Work.

c.      Affiliates. Both parties shall be entitled, at such party’s discretion, to extend the terms of this Agreement to their corporate affiliates, after written confirmation from other party.

d.      Governing Law. This Agreement shall be governed by the laws of the United States of America, specifically, the State of Delaware without giving effect to principles of Conflict of Laws and shall benefit and be binding upon the parties hereto and their respective successors and assigns. The parties hereby irrevocably submit to jurisdiction in the state and/or federal courts in and agree that such courts shall have exclusive jurisdiction over any issues regarding the enforcement of this Agreement.

e.      Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all previous representations, understandings, discussions or agreements between HMNY and HMIT as to the subject matter hereof. This Agreement may only be amended by an instrument in writing signed by HMNY and HMIT.

f.       Counterparts. This Agreement may be executed in one or more counterparts, by electronic (PDF) or facsimile delivery thereof, all of which taken together shall constitute one and the same Agreement.

g.      No Amendment by Electronic Communication. Notwithstanding any provision of this Agreement to the contrary, the Agreement may not be amended by e-mail or other electronic communications. All amendments must be in a writing that is signed by both parties.

NOW, THEREFORE, the parties hereto acknowledge that they have read this Agreement, understand it and agree to be bound by its terms and conditions. The Agreement shall not be modified or amended except upon written consent of authorized representatives of both parties.

Muralikrishna GK Helios and Matheson Information Technology Limited	Divya Ramachandran Helios and Matheson Analytics Inc.